Exhibit 10.10

AMENDMENT NO. 1 TO EMPLOYMENT AND NON-COMPETE AGREEMENT

        Amendment No. 1, dated as of November 15, 2003 (the “Amendment”), to the Employment and Non-Compete Agreement, dated as of November 15, 2002 (the “Agreement”), between INFODATA SYSTEMS, INC., a Virginia corporation (the “Company”); and EDWIN A. MILLER (“Employee”). The Company and Employee hereby mutually agree that the Agreement is hereby amended as follows:

        1.       Amendment of Section 4. The Company and Employee hereby agree that the existing provisions of Section 4 of the Agreement are hereby deleted in their entirety and the following new Section 4 is hereby substituted therefor:

    4.        Termination. The Employment Period will continue from the date of this Agreement unless terminated earlier by (a) Employee’s death or permanent disability which renders the Employee unable to perform Employee’s duties hereunder (as determined by the Company in its good faith judgment), (b) Employee’s resignation upon prior written notice to the Company of sixty (60) days or (c) Company without Cause upon prior notice to Employee of sixty (60) days; provided, however, that in the event the Employee engages in any of the following activities (each being a “Cause Event”), then the Company may terminate the Employment Period immediately without such 60-day notice: (i) the repeated failure or refusal of Employee to follow the lawful directives of the Company or its designee(except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Employee, which, in the good faith judgment of the Company, is reasonably likely to result in material injury to the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Employee, or (iv) the commission by Employee of a felony or other crime involving moral turpitude or the commission by Employee of an act of financial dishonesty against the Company. In the event of the occurrence of a Change in Control of the Company (as defined below), then all of the non-competition provisions of Section 5 of this Agreement shall continue to be effective for the periods of time equal to the severance payment time periods described in Section 5(e) of this Agreement and Employee shall also continue to be entitled to receive the monetary severance payments described in Section 5(e) of this Agreement.

For purposes of this Agreement, the term “Change in Control of the Company” shall be deemed exist if any of the following shall occur:

        (a)        any person or entity, acting alone or acting together as a group with any other persons or entities, (other than the Employee or a group including the Employee), either (A) acquires thirty percent (30%) or more of the combined voting power of the outstanding securities of the Company having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors; or

(b) Continuing Directors (as defined below) shall for any reason cease to constitute a majority of the Board of Directors of the Company; or

        (c)        all or substantially all of the business and/or assets of the Company are disposed of by the Company to a party or parties other than a subsidiary or other affiliate of the Company, pursuant to a partial or complete liquidation of the Company, sale of assets (including stock of a subsidiary of the Company) or otherwise; or

    (d)        the Company consolidates with, or merges with or into, any other person or entity (other than a wholly owned subsidiary of the Company), or any other person or entity consolidates with, or merges with or into, the Company, and, in connection therewith, all or part of the outstanding voting securities of the Company shall be changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

For purposes of this Agreement, the term “Continuing Director” shall mean a member of the Board of Directors of the Company who either was a member of the Board of Directors on the date hereof or who subsequently became a director and whose election, or nomination for election, was approved by a vote of at least two-thirds of the Continuing Directors then in office.

        2.       Amendment of Section 5. The Company and Employee hereby agree that (i) the references in the existing provisions of Section 5(e) of the Agreement to “salary” means the Employee’s base salary and (ii) the following new Section 5(f) is hereby added to and made a part of the Agreement:

        (f)        In the event of a Change in Control of the Company, then (i) the Company will pay Employee a payment equal to twelve (12) months of the Employee’s base salary and (ii) Employee shall not receive any payment under Section 5(e) of this Agreement.

        3.       No Other Changes. The Company and Employee agree that except as otherwise provided in this Amendment, all other provisions of the Agreement shall remain unchanged and continue in full force and effect.

        4.       Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WITNESS:	EMPLOYEE:
\s\ Norman F. Welsch	\s\ Edwin A. Miller
Name: Norman F. Welsch	Edwin A. Miller
Attest (Seal):	INFODATA SYSTEMS, INC.
By:_______________________________	By: \s\ Richard T. Bueschel
Name:	Name: Richard T. Bueschel
Title:	Title: Chairman of the Board

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